                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------


     This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into on August 1, 1997 by and between BAIGlobal, Inc. a New York corporation (hereinafter "BAIGlobal") and Kathleen Knight (hereinafter "Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Executive is currently employed as the Chief Executive Officer and President of BAIGlobal and BAIGlobal desires to continue to employ Executive on terms which will encourage Executive's attention and dedication to BAIGlobal as one of its key employees; and

     WHEREAS, Executive is willing to commit herself to continue to serve BAIGlobal on the terms and conditions set forth below; and

     WHEREAS, in order to effect the foregoing, BAIGlobal and Executive wish to enter in an employment agreement on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:

     1. Employment. BAIGlobal employs Executive as its Chief Executive Officer and President, and Executive accepts such employment and agrees to continue to serve BAIGlobal, in each case upon and subject to the terms and conditions set forth herein, which terms and conditions shall supersede any other oral or written employment agreement(s) entered into by and between BAIGlobal and Executive prior to the date of this Agreement.

     2. Term. BAIGlobal agrees to employ Executive as provided in Section 1 hereof for a term of employment commencing on the date hereof and terminating on June 30, 2000, unless earlier terminated in accordance with the provisions of
Section 7 hereof (the "Term of Employment").

     3. Duties. BAIGlobal hereby employs, engages, and hires Executive in the capacity set forth in Section 1 hereof, and Executive hereby accepts and agrees to such hiring, engagement and employment, subject to the general supervision of, and pursuant to the orders, advice and direction of, BAIGlobal's Board of Directors. Executive shall perform such duties as are customarily performed by one holding such position in other, same, or similar businesses or enterprises as that engaged in by BAIGlobal, and shall also additionally render such other and unrelated services and duties consistent with her executive officer status in Section 1 hereof as may be assigned to her from time to time by the Board of Directors of BAIGlobal, subject to the provisions of Section 2(e)(v) of the Stock Purchase Agreement (as defined in Section 4(b) hereof). Executive shall devote all of her working time and efforts to the business and affairs of BAIGlobal, provided that nothing herein shall prohibit Executive from (a) engaging in personal investment activities (subject to the restrictions set forth in Section 10(a) hereof), (b) serving as an executor, trustee or in another fiduciary capacity, or (c) engaging in religious, charitable or other community or non-profit activities, in each case, so long as such permitted activities do not interfere with the performance of Executive's duties and responsibilities under this Agreement.

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     During the Term of Employment, Executive shall also serve as a director of
BAIGlobal and as a member of an executive committee of senior officers of Market Facts, Inc. ("MFI").

     Executive shall perform such services wherever the Board of Directors of BAIGlobal shall in good faith direct; however, Executive shall not be required to remove her permanent residency from the Tarrytown, New York area or be absent from such area for such extended periods as to make her continued residence in such area not practicable.

     4. Compensation. In consideration of the performance of her duties under this Agreement, Executive shall be entitled to the following:

          (a) Base Salary. BAIGlobal agrees to pay Executive a base salary ("Base Salary") of $200,000 per year, payable in bi-weekly installments in accordance with BAIGlobal's customary payroll practices, subject to all payroll deductions for FICA, federal, state and local taxes, as required by law.

          (b) Special Bonus. Subject to the limitations set forth below, BAIGlobal agrees to pay Executive, Robert Skolnick ("Skolnick") and Gunilla Broadbent ("Broadbent") a special bonus ("Special Bonus") in the aggregate equal to (i) fifty percent (50%) multiplied by (ii) the aggregate amount of BAIGlobal's EBIT (as defined below) during the period beginning on the date hereof and ending on December 31, 1999 in excess of $4,239,500.

     For purposes of this Agreement, BAIGlobal's EBIT shall be calculated in the manner set forth in Section 2(e)(ii) of the Stock Purchase Agreement dated July 31, 1997 by and among MFI; Executive, Skolnick, and Broadbent; and BAIGlobal (the "Stock Purchase Agreement").

     Executive's share of the Special Bonus will be deemed earned by Executive as of December 31, 1999. Executive will also be entitled to receive her share of the Special Bonus in the event that her employment by BAIGlobal is terminated prior to such date (i) by BAIGlobal without cause pursuant to
     Section 7(a)(i) hereof, or (ii) by reason of Executive's death or Disability as provided in Sections 7(a)(iii) and 7(a)(iv) hereof. Notwithstanding the above, Executive shall not be eligible to receive her share of the Special Bonus in the event that her employment with BAIGlobal is terminated by BAIGlobal for Cause (as defined in Section 7(a)(v) hereof) or Executive voluntarily terminates her employment with BAIGlobal on or prior to December 31, 1999 pursuant to Section 7(a)(ii) hereof.

     The Special Bonus shall be paid to Executive, Skolnick and Broadbent in the following percentages: Executive forty-five percent (45%), Skolnick thirty percent (30%) and Broadbent twenty-five percent (25%), provided that in the event one or more of these individuals is not eligible to receive the Special Bonus as provided above, the full amount of the Special Bonus will be paid to those individuals entitled to receive their full share of the Special Bonus in proportion to their initial share of the Special Bonus, as indicated above. If none of Executive, Skolnick nor Broadbent is eligible to receive the Special Bonus, no amount will be paid. The portion of the Special Bonus, if any, payable to Executive shall be paid by BAIGlobal to Executive no later than June 30, 2000.

     In the event that BAIGlobal proposes to sell or otherwise transfer all or substantially all of its assets to an unaffiliated third party prior to the time when the Special

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     Bonus, if any, has been paid or the amount of the Special Bonus, if any, is finally determined, then such transaction shall be conditioned upon such third party's express assumption of BAIGlobal's obligations under this
     Section 4(b).

     5. Expenses. BAIGlobal shall reimburse Executive for all reasonable and necessary business expenses (including customary expenditures for travel, meals, hotel accommodations, and the like) incurred in the course of her employment hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established from time to time by MFI for the reimbursement of business expenses.

     6. Executive Benefits. Executive shall be entitled to participate in all employee benefit plans maintained by BAIGlobal in accordance with the terms of those programs, and this Agreement is not intended to be in lieu of any rights, benefits and privileges to which Executive may be entitled under any such programs as may now be in effect or may hereafter be adopted, provided that at all times during the Term of Employment, Executive shall be entitled to receive the benefits set forth on Schedule A hereto.

     7.  Termination.

     (a) Basis. Executive's employment may be terminated hereunder by BAIGlobal or Executive prior to the expiration of the Term of Employment without any breach of this Agreement under the following circumstances and subject to the provisions set forth elsewhere herein:

          (i) BAIGlobal, Without Cause. After December 31, 1999, BAIGlobal may terminate Executive's employment hereunder at any time by not less than ninety (90) days prior written notice to Executive.

          (ii) Executive, Without Cause. Executive may terminate her employment hereunder at any time by giving BAIGlobal not less than ninety (90) days prior written notice.

          (iii) Death. Executive's employment hereunder shall terminate upon her death.

          (iv) Disability. BAIGlobal may terminate Executive's employment hereunder at any time in the event Executive becomes disabled. For purposes herein, Executive shall be deemed to be "Disabled" at such time as (A) Executive is deemed to be permanently disabled under the terms of BAIGlobal's long-term disability coverage, or (B) in absence of such coverage, Executive's inability to substantially perform her normal duties for sixteen (16) weeks (not necessarily continuous or calendar weeks) during any twelve (12) successive months. In the event of a dispute as to Executive's inability to perform her duties, BAIGlobal may refer the same to a licensed practicing physician of BAIGlobal's choice and reasonably acceptable to Executive, and Executive agrees to submit to such tests and examination as such physician shall deem appropriate.

          (v) BAIGlobal, For Cause. BAIGlobal may terminate Executive's employment hereunder at any time for Cause. "Cause" shall mean (a) an act of proven fraud or dishonesty of the part of Executive, or (b) a willful and material breach of this Agreement by Executive, which breach has not been cured and

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     remedied by Executive within sixty (60) days after written notice from
     BAIGlobal's Board of Directors to Executive describing such breach in reasonable detail.

          (vi) By Mutual Agreement. This Agreement may be terminated at any time by the mutual agreement of the parties. Any such termination shall be approved by BAIGlobal's Board of Directors and memorialized by an agreement which is reduced to writing and signed by Executive and a duly authorized officer of BAIGlobal.

     (b) Notice of Termination. Any termination of Executive's employment by BAIGlobal or by Executive pursuant to Section 7 hereof (other than pursuant to Section 7(a)(iii) above) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment if such termination is pursuant to clauses (iv) or (v) of
Section 7(a).

     (c) Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean the earlier of (i) June 30, 2000, (ii) if such termination is pursuant to Section 7(a)(ii) hereof, the date specified in the Notice of Termination as the last day of Executive's employment or, if no such date is specified, on the 90th day following Notice of Termination, (iii) if such termination is pursuant to Section 7(a)(iii) hereof, the date of Executive's death, and (iv) in all other cases, the date specified in the Notice of Termination as the last day of Executive's employment or, if no date is specified, at the end of the month in which the Notice of Termination is given.

     8. Rights Upon Termination. Upon the termination of Executive's employment pursuant to Section 7 hereof:

     (a) If Executive's employment is terminated other than pursuant to Section 7(a)(v) herein, BAIGlobal shall pay to Executive the unpaid portion of any Base Salary due and payable to Executive to the Date of Termination. In addition, if Executive's employment is terminated other than pursuant to Sections 7(a)(iii) or (v) herein, Executive shall receive the Base Salary payable to Executive under Section 4(a) above at the intervals provided therein, from the Date of Termination to the respective date set forth below:

          (i) if Executive's employment is terminated pursuant to the provisions of Section 7(a)(i) hereof, until June 30, 2000;

          (ii) if Executive's employment is terminated pursuant to the provisions of Section 7(a)(ii) hereof, until the date specified in the Notice of Termination or if no such termination date is specified, until the 90th day after the date of the Notice of Termination (or such earlier applicable date as may be provided herein);

          (iii) if Executive's employment is terminated pursuant to the provisions of Section 7(a)(iv) by reason of Executive's Disability, then until the earlier of June 30, 2000 or the first anniversary of the Date of Termination, Executive shall be entitled to receive such portion of Base Salary as would have been paid to Executive pursuant to BAIGlobal's disability programs then in effect, if such Notice of Termination had not been given by BAIGlobal; and

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          (iv) if Executive's employment is terminated pursuant to the provisions of Section 7(a)(vi), the termination date mutually agreed by BAIGlobal and Executive.

     (b) Executive shall be entitled to payment of her share of the Special Bonus set forth in Section 4(b) to the extent provided therein.

     (c) If Executive's employment is terminated by her death, or if Executive's death shall occur prior to her receipt of the payments provided for in Section 8(a) or (b) above, such payment(s) shall be paid to Executive's designated beneficiary, or if he or she predeceases Executive, to Executive's estate.

     9. Executive's Ability to Contract for Company. To the extent Executive is so authorized by BAIGlobal's Board of Directors, and until the earlier of June 30, 2000 and such time as a Notice of Termination is given pursuant to
Section 7(b) hereof, Executive shall have the right to make any contracts or commitments for or on behalf of BAIGlobal, to sign or endorse any commercial paper, contracts, advertisements, or instrument of any nature, and to enter into any obligation binding BAIGlobal to the payment of money or otherwise.

     10.  Non-Competition.  Except as provided in the last paragraph of this
Section 10, Executive agrees that during her employment with BAIGlobal and for a period of one (1) year following the Date of Termination, Executive shall not, directly or indirectly:

     (a) own, manage, operate, control, be employed by, or participate in, the ownership, management, operation or control of any business similar to or competitive with the type of business conducted by MFI or BAIGlobal at any time during Executive's employment with BAIGlobal, or by aid to others do anything which would tend to divert from MFI or BAIGlobal any trade or business, provided that this restriction shall not prevent Executive from owning up to five percent (5%) of the securities of any entity whose securities are traded on a recognized securities exchange or listed on a daily basis by the NASDAQ system;

     (b) solicit or otherwise attempt to induce any clients of MFI or BAIGlobal on whose account Executive has worked during the two (2) years prior to the termination of Executive's employment to terminate their relationship with MFI or BAIGlobal or otherwise divert from MFI or BAIGlobal and/or its affiliates any trade or business being conducted by such customers with MFI or BAIGlobal or otherwise provide any services similar to the services provided by MFI or BAIGlobal to such customers; or

     (c) recruit, solicit or otherwise induce or influence any employee or agent of MFI or BAIGlobal to terminate their employment or agency relationship with MFI or BAIGlobal, or employ, seek to employ, or cause any other business competitive to MFI or BAIGlobal to employ or seek to employ, any person who is then (or was at any time within the six months prior thereto) employed by MFI or BAIGlobal.

     Notwithstanding the above, the provisions of this Section 10 shall terminate as of June 30, 2000 if Executive's employment is terminated by BAIGlobal without cause pursuant to Section 7(a)(i) hereof prior to such date.

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     11.  Confidential Information.  Executive recognizes that as a member of
MFI's executive committee and as a key member of the management of BAIGlobal, Executive has and will continue to occupy a position of trust with respect to business information of a secret or confidential nature of MFI and/or BAIGlobal or any of their subsidiaries or affiliates and which has been or will be used by or imparted to Executive from time to time in the course of Executive's duties. Executive therefore agrees that:

     (a) Executive shall not at any time during the term of this Agreement or thereafter, except in the performance of her duties hereunder, use or disclose directly or indirectly to any third person any such information, except to the extent disclosure of such information is required by applicable law.

     (b) Executive shall return promptly on the termination of Executive's employment for whatever reason (or in the event of Executive's death, Executive's personal representative shall return) to MFI and/or BAIGlobal at its direction and expense any and all copies of records, drawings, writings, blueprints, materials, memoranda and other data pertaining to such secret or confidential information.

     (c) The term "information of a secret or confidential nature" means information of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in businesses similar to those conducted or contemplated by MFI and/or BAIGlobal which relates to any one or more of the aspects of MFI's and/or BAIGlobal's business, including, but not limited to, tests, test procedures, test programs and systems, patents and patent applications; copyrights or copyright applications, inventions and improvements, whether patentable or not; writings whether copyrightable or not; development projects; machines; machine designs and the materials for machines; policies, processes, formulas, techniques, know-how, data, data bases, computer designs, computer programs whether embodied in source or object code, computer languages or formats and other facts relating to design, construction, development utilization, manufacturing or servicing of machines or programs or relating to materials for machines or programs; to plant layout or to plant operations; policies, processes, formulas, techniques, know-how and other facts relating to sales, marketing advertising, promotions, financial matters, customers, customer lists, customers' purchases, or requirements, and other trade secrets, both tangible and intangible, in writing and orally imparted. Notwithstanding the above, the term "information of a secret or confidential nature" does not include information which (i) was or becomes generally available to the public through no fault of Executive, (ii) was rightfully in Executive's possession prior to the disclosure of such information to Executive, or (iii) was or becomes available to Executive on a non-confidential basis by a third party who is not under any obligation of confidentiality with respect to such information.

     12.  Intellectual Property Rights.

     (a) MFI and/or BAIGlobal shall have all rights including international priority rights in: all tests, procedures, inventions, developments and discoveries, whether or not patentable, and all suggestions, proposals, computer programs and writings, including any copyright interests therein, which Executive authors, conceives or makes, either solely or jointly with others during her employment with MFI and/or BAIGlobal which: (i) relate to any subject matter with which Executive's work for MFI and/or BAIGlobal may be concerned; (ii) relate to the business products or services or actual or demonstrably anticipated research or development projects of MFI and/or BAIGlobal; (iii) involve the use of the time, equipment, materials or facilities of MFI and/or BAIGlobal; or (iv) relate or are applicable to any phase of MFI's or BAIGlobal's business. Further, Executive agrees to

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execute all documents and to take all actions as may be necessary in order to assign all rights to or otherwise vest good title to MFI or BAIGlobal in the property and proprietary rights described in this subparagraph (a).

     (b) MFI and BAIGlobal shall have no rights in inventions and writings made or conceived by Executive prior to her employment with BAIGlobal which are: (i) embodied in a United States Letters Patent, Copyright Registration or an application for United States Letters Patent or Copyright Registration filed prior to the commencement of her employment; or (ii) owned by a former employer prior to Executive's employment by BAIGlobal; or (iii) disclosed in detail in a writing attached hereto or provided to BAIGlobal within one (1) week after the execution hereof. The acceptance of such disclosure by BAIGlobal shall not create a confidential relationship.

     In addition to the foregoing, MFI and BAIGlobal shall have no rights in any inventions made or conceived by Executive which do not involve any equipment, supplies, facilities or materials of MFI or BAIGlobal and which are developed entirely on Executive's own time unless: (i) the invention relates to the business, products or services of MFI and/or BAIGlobal; (ii) the invention relates to actual or demonstrably anticipated research or development projects of MFI and/or BAIGlobal, or (iii) the invention results from any services performed by Executive for MFI and/or BAIGlobal.

     (c) Executive will disclose promptly in writing to BAIGlobal all ideas, inventions, improvements, discoveries and writings, whether or not patentable or copyrightable, made or conceived by her either solely or in collaboration with others during her employment with BAIGlobal, whether or not during regular working hours, and, if based on confidential information as defined in Section 11(c) hereof, within one (1) year thereafter, if such inventions or writings relate to either: (i) the subject of Executive's work for MFI or BAIGlobal;
(ii) products, projects, programs or business of MFI or BAIGlobal of which Executive had knowledge in the course of Executive's work or otherwise; or (iii) any business of MFI or BAIGlobal during Executive's employment.

     (d) Executive shall maintain for disclosure to MFI and/or BAIGlobal complete written records of all such inventions and writings. Such records shall bear dates and signatures and show (i) the full nature thereof, and (ii) the critical dates pertaining to conception, development, reduction to practice, and embodiment in a tangible form. Such records shall be the sole property of and be readily available to MFI and BAIGlobal.

     (e) Executive will, during the term of her employment and thereafter, at the request of MFI or BAIGlobal and without expense to Executive: (i) cooperate in the procurement in the name of Executive of patent, utility model, design and copyright protection to cover such inventions and writings, including the execution of domestic, foreign, divisional, continuing and re-issue applications for Letters Patent, Utility Models, Designs and Copyright Registrations and assignments thereof; and (ii) execute all documents, make all rightful oaths, testify in all proceedings in Government Offices or in the Courts concerning such inventions and writings, and generally do everything lawfully possible in any controversy or otherwise to aid MFI and/or BAIGlobal to obtain, enjoy and enforce proper protection of such property.

     13. Remedy. Executive understands that BAIGlobal would not have any adequate remedy at law for the material breach or threatened breach by Executive of any one or more of the covenants set forth in Section 10, 11 and 12 of this Agreement and agrees that in the event of any such material breach or threatened breach, BAIGlobal shall be entitled to preliminary and permanent injunctive relief without bond in any court of

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competent jurisdiction, which rights shall be cumulative and in addition to any other rights or remedies to which BAIGlobal may be entitled.

     14. Headings. The headings of the sections and subsections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

     15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

     16. Assignment. This Agreement shall not be assignable by either party without the express written consent of the other party hereto.

     17. Amendment and Modification. No amendment or modification of the terms of this Agreement shall be binding upon either party unless approved by BAIGlobal's Board of Directors and reduced to writing and signed by Executive and a duly authorized officer of BAIGlobal.

     18. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be by hand-delivery, certified mail, return receipt requested; telecopier; or overnight courier to the parties set forth below. Such notices shall be deemed given: at the time personally delivered, if delivered by hand or by courier; at the time received, if sent certified mail; and when sent, if telecopied.

     If to BAIGlobal:       c/o Market Facts, Inc.
                            3040 West Salt Creek Lane
                            Arlington Heights, Illinois 60005
                            Attention: President
                            Telecopier No.: (847) 590-7010

     If to Executive        8 Sarven Court
                            Tarrytown, New York 10591
                            Telecopier No.: ____________________

Either addressee may change its (her) address upon prior written notice.

     19. Entire Agreement. This Agreement contains the entire agreement between Executive and BAIGlobal with respect to the subject matter hereof and supersedes any and all previous agreements, written or oral, between the parties relating to the subject matter hereof.

     20. Severability. The provisions of this Agreement shall be severable. The unenforceability or invalidity of any one or more provisions, clauses, or sentences hereof shall not render any other provision, clause or sentence herein contained unenforceable or invalid. The portion of the Agreement which is not invalid or unenforceable shall be considered enforceable and binding on the parties and the invalid or unenforceable provision(s), clauses(s) or sentence(s) shall be deemed excised, modified or restricted to the extent necessary to render the same valid and enforceable, and this Agreement shall be construed as if such invalid or unenforceable provision(s), clause(s), or sentence(s) were omitted.

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     21.  Governing Law.  This Agreement shall be governed, construed and enforced in accordance with the internal laws of the State of New York, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate on the date first above written.


                                      BAIGlobal, Inc.


                                      By: /s/ Robert Skolnick
                                         ---------------------
                                      Robert Skolnick
                                      Executive Vice President



                                      /s/ Kathleen Knight
                                      -------------------------
                                      Kathleen Knight

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